eMagin Announces Second Quarter 2014 Financial Results

BELLEVUE, Wash. – August 13, 2014 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the second quarter ended June 30, 2014.

Andrew G. Sculley, President and CEO, stated, “During the second quarter of 2014, we achieved improved results and progressed significantly forward in several critical areas. First, we are making great strides in creating ultra-high brightness OLED microdisplays that will accelerate the penetration of our OLED microdisplays into new markets such as avionics and consumer headset applications. eMagin is leading the industry in this effort for direct patterned OLED at micro-display pixel sizes. We recently demonstrated a full color direct patterned ultra-high brightness display to select potential customers and have installed new equipment that will allow us to sample these groundbreaking, innovative displays to our customers. Second, we’ve received notifications for a number of new R&D contract awards that we expect will increase our quarterly R&D contract revenue beginning in Q3 as well as further accelerate our leadership in the development of ultra-high brightness OLED microdisplays. Historically, these government R&D contract awards have been instrumental in fueling our growth and we are excited about the resurgence of this activity.”

Mr. Sculley continued, “Thanks to the extraordinary efforts of our teams, we continued to improve our manufacturing process in second quarter with better yield and throughput from the new OLED deposition tool and from impactful additions of other new equipment coming online. These improvements should boost our bottom-line performance going forward. Also, we successfully met the challenges associated with a first quarter 2014 stop ship order from three of our customers regarding a product issue. A stop ship order essentially delays product shipments until the particular issue(s) are resolved with the customer. The issues relating to the stop ship order have now been mostly resolved. For the first customer, shipments have resumed with no expected loss of revenue. Shipments to the second customer resumed and shipments continued uninterrupted to this customer for its other programs. The customer changed to a new display configuration for this program as did the third customer. No loss of overall revenue is expected for the second customer but some shipments originally scheduled for 2014 may extend into 2015. For the third customer, production shipments of the new display configuration are expected to begin shipping once their qualification process is complete and we expect less revenue under this program than we originally anticipated.”

Quarterly Results

Revenues for the second quarter of 2014 were $7.0 million versus $7.0 million for the second quarter of 2013 and $6.3 million last quarter. Product revenues (display sales) increased approximately $183,000 or 3 percent over second quarter last year due primarily to an increase in average selling price. The increase in product revenues versus last quarter is also attributable primarily to an increase in average selling price as well as an increase in units shipped. The increases in average selling price were a result of changes in product and customer mix. R&D contract revenues decreased $193,000 from second quarter last year due to fewer R&D contracts. eMagin announced an expected rebound in R&D contract revenues in the coming quarters due to certain award notifications it has received.

Gross margin for the second quarter was 31 percent on gross profit of $2.2 million compared to a gross margin of 34 percent in the same quarter last year. The decline in gross margin was due to increased production costs including labor and lower manufacturing yields.

Operating expenses for the second quarter of 2014 decreased to $3.2 million from $3.5 million in second quarter last year and $3.5 million last quarter. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. Unfunded R&D expenses decreased to $1.3 million from $1.5 million in the year-ago quarter. The spending decrease was due to decreased unfunded product development and non-cash compensation expenses. SG&A expenses decreased to $1.9 million from $2.1 million in the year ago quarter primarily due to decreased non-cash compensation expenses.

Operating loss for the second quarter decreased to $1.0 million from $1.1 million in second quarter last year. Net loss was $1.0 million or $0.04 per diluted share, versus net loss of $1.0 million or $0.04 per diluted share for the second quarter last year.

At June 30, 2014, the Company had approximately $5.6 million of cash, cash equivalents, and investments in certificates of deposit, compared to $8.3 million at March 31, 2014.

Recent Corporate Highlights

•
eMagin continued deliveries of microdisplay products in second quarter to more than 87 domestic and international customers. These include display shipments for the FELIN Soldier Modernization Program in France, BAE/Oasys, FLIR in Sweden for three industrial thermal camera EVFs, and BCF Technology in Scotland for the BUG Binocular Ultrasound Goggles.

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Last week at Patuxent Naval Air Station, eMagin completed a very successful demonstration for the Naval Air Systems Command, NAVAIR, of our latest microdisplay which uses the new Direct Patterning process. The NAVAIR program manager stated that “the eMagin demonstration was well received and the display was very impressive.” The Direct Patterning display was developed under a joint effort by NAVAIR and the US Army.

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The Company is making significant progress in the Avionics Head Mounted Display (HMD) market for both commercial and military platforms. We have delivered prototypes to many contractors and expect to start flight testing on both rotorcraft and fixed-wing platforms later this calendar year. This is an important progression to becoming the standard configuration on various HMDs (head-mounted displays).

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On July 17, 2014, the Company announced it has been notified of its selection for a number of new R&D contracts. These awards will increase R&D contract revenues in the coming quarters and boost our OLED technology leadership in ultra-high brightness OLEDs. The specifics of each award will be released as contracts are signed subject to customer approval.

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Received very favorable reviews from select customers to whom we demonstrated an ultra-high brightness full color OLED display at the Society of Information Display Conference (or “SID”, the major worldwide display show). In July, we installed new equipment that will allow us to produce a WUXGA ultra-high brightness full color display with 9.6 micron pixel pitch. We ran the tool to demonstrate its direct patterning capability. In third quarter we will produce samples to show select customers.

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Sample displays using the high luminance XLS and XLT technologies were delivered and are being added to the system architecture for both commercial and military applications. As a result of further R&D efforts, the high brightness OLED-XLS product’s lifetime was improved by about 25 percent. The full qualification of these displays as a product is expected to be completed by the third quarter of 2014.

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In first quarter, eMagin’s R&D team completed a new seal structure that can increase the overall yield and reliability of the Company’s products. The new seal is already being used on select displays for certain customers and we expect to expand this improved process to all display types over time.

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eMagin completed production qualification of its new DSVGA display in the second quarter and expects to release the display for production by the end of 2014. This display is targeted for the replacement of the long running SVGA+ product and will provide significant improvements and digital technology.

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First samples of the SXGA096 product should be available in the third quarter. The SXGA096 will provide eMagin’s customers with the high resolution of an SXGA display but with a smaller form factor and lower cost of production than larger pixel SXGA displays.

Outlook

Based on current and forecasted market conditions, expected orders and current backlog, eMagin reaffirms its previous guidance that the last three quarters of 2014 are expected to have higher average revenue than Q1 2014.

Conference Call Information

Full results will be published in the Company's 10-Q report for the second quarter ended June 30, 2014, expected to be filed by August 15, and will also be available via the Company’s website www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through September 13, 2014. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and  mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

Source: eMagin Corporation

eMagin Corporation
Investors: Paul Campbell, 425-284-5220, or 845-838-7931
pcampbell@emagin.com

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,095	$4,032
Investments	3,500	6,250
Accounts receivable, net	6,055	4,319
Inventories, net	5,549	3,434
Prepaid expenses and other current assets	899	745
Total current assets	18,098	18,780
Long-term investments	—	750
Equipment, furniture and leasehold improvements, net	9,136	9,119
Other assets	106	27
Total assets	$27,340	$28,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,674	$1,470
Accrued expenses	1,977	2,812
Other current liabilities	605	395
Total current liabilities	4,256	4,677

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2014 and December 31, 2013	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 24,995,982 shares as of June 30, 2014 and 23,928,619 as of December 31, 2013	25	24
Additional paid-in capital	227,801	226,051
Accumulated deficit	(204,242)	(201,576)
Treasury stock, 162,066 shares as of June 30, 2014 and December 31, 2013	(500)	(500)
Total shareholders’ equity	23,084	23,999
Total liabilities and shareholders’ equity	$27,340	$28,676

 eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:

Product	$6,956	$6,773	$13,215	$14,901
Contract	62	255	81	630
Total revenue, net	7,018	7,028	13,296	15,531

Cost of goods sold:

Product	4,838	4,437	9,170	8,974
Contract	11	200	26	416
Total cost of goods sold	4,849	4,637	9,196	9,390

Gross profit	2,169	2,391	4,100	6,141

Operating expenses:

Research and development	1,282	1,454	2,708	2,643
Selling, general and administrative	1,931	2,077	4,050	4,317
Total operating expenses	3,213	3,531	6,758	6,960

Loss from operations	(1,044)	(1,140)	(2,658)	(819)

Other income (expense):
Interest expense, net	(10)	(11)	(21)	(21)
Other income, net	7	23	14	36
Total other income (expense), net	(3)	12	(7)	15
Loss before benefit from income taxes	(1,047)	(1,128)	(2,665)	(804)
Benefit from income taxes	—	(120)	—	—

Net loss	$(1,047)	$(1,008)	$(2,665)	$(804)
Less net income allocated to participating securities	—	—	—	—
Net loss allocated to common shares	$(1,047)	$(1,008)	$(2,665)	$(804)

Loss per share, basic	$(0.04)	$(0.04)	$(0.11)	$(0.03)
Loss per share, diluted	$(0.04)	$(0.04)	$(0.11)	$(0.03)

Weighted average number of shares outstanding:

Basic	23,940,800	23,586,413	23,859,455	23,556,743

Diluted	23,940,800	23,586,413	23,859,455	23,556,743

Non-GAAP Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net loss	$(1,047)	$(1,008)	$(2,665)	$(804)
Litigation expense	-	-	116	-
Adjusted net loss	(1,047)	(1,008)	(2,549)	(804)
Non-cash compensation	160	458	650	1,078
Depreciation and amortization expense	282	221	538	425
Interest expense	10	11	21	21
Benefit from income taxes	-	(120)	-	-
Adjusted EBITDA	$(595)	$(438)	$(1,340)	$720